Exhibit 12

FIRST BANCORP
COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
(In thousands, except for ratios)
(Unaudited)

	Nine Months Ended September 30,				Years Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
Including Interest on Deposits:
Earnings:
Income before income taxes	$75,558		27,168		35,125		34,960		30,725		32,919		30,532
Fixed charges	37,649		47,314		61,483		69,837		54,856		33,006		20,452
Total earnings	$113,207		74,482		96,608		104,797		85,581		65,925		50,984

Fixed charges:
Interest on deposits	$34,818		40,934		53,241		59,553		46,032		28,516		17,226
Interest on borrowings	2,696		6,161		7,947		9,886		8,400		4,085		2,838
Amortization of debt issuance costs	—		84		115		219		239		237		239
Interest portion of rental expense (1)	135		135		180		179		185		168		149
Total fixed charges	$37,649		47,314		61,483		69,837		54,856		33,006		20,452
Preferred dividend requirements	2,356		—		—		—		—		—		—
Total fixed charges and preferred dividends	$40,005		47,314		61,483		69,837		54,856		33,006		20,452

Ratio of earnings to fixed charges, including interest on deposits	3.01	x	1.57	x	1.57	x	1.50	x	1.56	x	2.00	x	2.49	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	2.83	x	1.57	x	1.57	x	1.50	x	1.56	x	2.00	x	2.49	x

Excluding Interest on Deposits:
Earnings:
Income before income taxes	$75,558		27,168		35,125		34,960		30,725		32,919		30,532
Fixed charges	2,831		6,380		8,242		10,284		8,824		4,490		3,226
Total earnings	$78,389		33,548		43,367		45,244		39,549		37,409		33,758

Fixed charges:
Interest on borrowings	$2,696		6,161		7,947		9,886		8,400		4,085		2,838
Amortization of debt issuance costs	—		84		115		219		239		237		239
Interest portion of rental expense (1)	135		135		180		179		185		168		149
Total fixed charges	$2,831		6,380		8,242		10,284		8,824		4,490		3,226
Preferred dividend requirements	2,356		—		—		—		—		—		—
Total fixed charges and preferred dividends	$5,187		6,380		8,242		10,284		8,824		4,490		3,226

Ratio of earnings to fixed charges, excluding interest on deposits	27.69	x	5.26	x	5.26	x	4.40	x	4.48	x	8.33	x	10.46	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	15.11	x	5.26	x	5.26	x	4.40	x	4.48	x	8.33	x	10.46	x

(1)	Estimated to be one-third of rental expense.